Exhibit 99.1

For Immediate Release

Contact: Kenneth D. Gibbons

(802) 888-6600

Union Bank 28th in Top 200 Community Banks

Morrisville, VT June 23, 2011 – Union Bankshares, Inc. (NASDAQ – UNB) today announced Union Bank’s 3-year Average Return on Equity (ROE) ranks 28 out of the Top 200 Community Banks and Thrifts in the nation as of December 31, 2010, according to rankings published by U.S. Banker magazine. This designation is based on a three-year average return on equity (ROE) as of Dec. 31, 2010. The list ranks banks and thrifts with less than $2 billion of assets at Dec. 31, 2010 and includes publicly owned banks and thrifts traded on major exchanges, pink sheets and bulletin boards. Private companies that file with the SEC are also included. SNL Financial LC analyzed the data and U.S. Banker published the list in its June 2011 issue. ROE measures the rate of return on total stockholder investment or capital, and is often used to compare the profitability of companies in the same industry. Union Bank’s 3-year Average ROE is 13% and it’s Return on Average Assets (ROAA) is an impressive 1.26% according to the report.

Union Bankshares, Inc., with headquarters in Morrisville, Vermont is the bank holding company parent of Union Bank, which offers deposit, loan, trust and commercial banking services throughout northern Vermont and northwestern New Hampshire. As of May 31, 2011, the Company had approximately $535 million in consolidated assets, and $410 million in loans and $456 million in deposits. The Company operates 13 banking offices, a loan center and 29 ATM facilities in Vermont; and four branches and four ATMs in New Hampshire.

Union Bank has been helping people buy homes and local businesses create jobs in area communities since 1891. Union Bank has earned an outstanding reputation for residential lending programs, is an SBA Preferred lender and has an outstanding Community Reinvestment Act rating. Union is proud to be one of the few community banks serving Vermont and New Hampshire and maintains a strong commitment to traditional values. Union is dedicated to providing genuine customer service and community support, donating tens of thousands of dollars to local nonprofits annually. These values-combined with financial expertise, quality products and the latest technology-make Union Bank the premier choice for your banking services, both personal and commercial. Member FDIC. Equal Housing Lender.

Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets’ acceptance of and demand for the Company’s products and services; technological changes, including the impact of the internet on the Company’s business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company’s reports filed with the Securities and Exchange Commission at www.sec.gov.